Exhibit 10.52

***  Where this marking appears throughout this Exhibit 10.52, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the Securities and Exchange Commission separately.

CRUDE OIL STORAGE SERVICES AGREEMENT

    THIS CRUDE OIL STORAGE SERVICES AGREEMENT (this “Agreement”) is entered into effective as of June 1, 2008 (the “Effective Date”) by and between SemCrude, L.P., a Delaware limited partnership (“Operator”), with offices at 11501 South I-44 Service Road, Oklahoma City, Oklahoma 73173, and VITOL INC., a Delaware corporation (“Customer”), with offices at 1100 Louisiana, Houston, Texas 77002 (each referred to individually as “Party” or collectively as “Parties”).

W I T N E S S E T H:

    In consideration of the mutual covenants and agreements hereinafter available to the Customer set forth, the Parties hereby agree as follows:

1.
Storage Services: Operator hereby agrees to provide to the Customer, crude oil storage services (“Storage Services”) in the Operator’s Cushing, Oklahoma North terminal located at 908 East Deep Rock Road in Cushing, Oklahoma (the “Facility”).  During the Term (hereinafter defined) of this Agreement, Operator agrees to make two million (2,000,000) barrels of dedicated storage capacity (the “Operating Capacity”) available and provide Storage Services for the storage of Customer’s Crude Oil (hereinafter defined) under the terms and conditions of this Agreement.  The two million (2,000,000) barrels of dedicated storage capacity in no case will consist of any one tank having a shell capacity of less than two hundred and fifty thousand (250,000) barrels during the term. The crude oil/condensates of Customer that are the subject of the Storage Services hereunder shall have a true vapor pressure not to exceed 10.9 psia (“Crude Oil”).

Operator warrants that it has title to the Facility free of liens or encumbrances, which either now or hereafter will interfere with or prevent Customer’s enjoyment of the Storage Services to be provided to it under this Agreement; provided, however, that Operator has granted, may have granted and/or may grant mortgages or security interests to its lenders in and to the Facility; provided that no such mortgage or security interest shall encumber or apply to Customer’s Crude Oil.

2.
Term:  This Agreement shall have an initial term of twenty five (25) months commencing on the Effective Date and shall thereafter automatically renew for successive three (3) month terms until terminated by either party by delivering notice of such termination to the other party at least sixty (60) days prior to expiration of the then-current term (collectively, the “Term”).

3.	Payments: For and during the Term, Customer shall pay Operator, for the Storage Services as follows:

A.
For each month of the Term, a monthly storage fee of *** per barrel of Operating Capacity (the “Monthly Storage Fee”), for a total of *** per month, regardless of the actual volume of Crude Oil placed in the Facility;

B.
For each month of the Term in which Operator accepts Crude Oil volumes in excess of the Operating Capacity, if any, a monthly storage fee equal to *** per barrel of actual volume placed in the Facility in excess of the Operating Capacity during said month; and

C.	A pump over fee equal to *** per barrel of actual volume of Crude Oil moved by Operator from the Facility to a third party connecting carrier.

Operator shall invoice Customer monthly for the foregoing fees, invoicing the Monthly Storage Fee in advance and the other fees in arrears.  Such fees shall be due and payable by Customer to Operator within ten (10) days after delivery of the invoice.  The Monthly Storage Fee shall be nonrefundable regardless of whether Customer ever actually uses the Storage Services.  If amounts payable by Customer to Operator under this Agreement are not paid by the due date specified herein, Customer shall pay interest on such past due amount(s) from the due date thereof until such amount(s) is paid in full at the rate equal to the lesser of the prime rate as published in the Wall Street Journal plus two percent (2%) or the maximum interest rate allowed by Applicable Laws.  For purposes of this Agreement, “Applicable Laws” means and includes any and all federal, state and local laws (including environmental laws), ordinances, orders, rules, and regulations of all governmental bodies (state, federal and municipal) applicable to or having jurisdiction over the use, occupancy, operation and maintenance of the Facility, as such laws may be amended, modified, enacted or promulgated from time to time.

4.
Measurement: Operator shall keep records of receipts into and withdrawals from the Facility and the quantities of Customer’s Crude Oil stored in the Facility.  The data reflected on such records shall be furnished to Customer on a monthly basis in a mutually agreeable report format. All receipts of Customer’s Crude Oil into and out of the Facility shall be measured by custody transfer meters on the inlet and outlet flanges on Operator’s pipelines serving the Facility. Customer may witness the custody transfer meter proving by providing written notification to Operator’s Facility supervisor of its desire to have an independent inspector witness such proving.

5.
Maintenance: Operator shall maintain the portions of the Facility associated with the Storage Services and related services provided to Customer hereunder in proper operating condition in accordance with Applicable Laws and industry standards, including API 653 standards for tank inspection and maintenance.  Operator shall coordinate scheduled inspections or maintenance with Customer to minimize any negative impact on Customer’s operations.  Notice shall be given by Operator to Customer not less than ninety (90) days before beginning any scheduled procedure making the Storage Services unavailable to Customer.  Operator shall make commercially reasonable efforts to minimize the time Storage Services are unavailable to Customer and endeavor to continue the provision of such Storage Services as quickly as reasonably possible.  If the Operating Capacity is unavailable for use by Customer hereunder for more than ten (10) consecutive days due to scheduled maintenance, then for each ten (10) consecutive day period of downtime, Customer’s subsequent Monthly Storage Fee shall be reduced by an amount equal to the portion of the Monthly Storage Fee allocable to the unavailable Storage Services, which shall be based on the ratio of the amount of Storage Services unavailable during such time period to the Operating Capacity times the Monthly Storage Fee.

6.
Title to Crude Oil; Taxes.   Title to all of Customer’s Crude Oil placed in the Facility for storage hereunder shall remain in Customer.  Customer shall pay any taxes, including ad valorem taxes, assessments or charges that may be assessed against the Crude Oil stored by Customer under this Agreement.  Customer agrees to reimburse Operator for any such taxes, assessments or charges paid by Operator for the benefit of Customer or, as required by law, on behalf of Customer within thirty (30) days of Operator’s written invoice therefor; provided that such invoice shall include supporting documentation showing the basis of Customer’s responsibility for such taxes, assessments or charges.  Operator shall report and pay all franchise and property taxes assessed against the Facility including all real and personal property associated therewith.

7.
Shipment of Crude Oil To and From the Facility; Scheduling.  Operator shall operate the Facility in a manner that allows shipments of Crude Oil into and out of the Facility twenty-four (24) hours per day, seven (7) days per week subject to the requirements of the next paragraph.  Customer and its employees shall be subject to and abide by the rules of the Facility, and shall instruct its contractors to abide by such rules, which shall not substantially deviate from standard industry practice.  Customer will be solely responsible for any pump over fees charged by third party carriers for movements of Customer’s Crude Oil to and from the Facility.

Customer shall provide Operator with a shipment schedule on or before the twenty-fifth (25th) day of each calendar month advising Operator as to the nominations and quantity of Crude Oil Customer expects to be delivered to and from the Facility during the following calendar month and including the approximate dates of each shipment.  Operator shall, by written notice to Customer given no later than the thirtieth (30th) day of the month in which such shipment schedule is received, confirm the shipment schedule as proposed or notify Customer of any necessary revisions to such shipment schedule.  If revisions are necessary, Customer shall then furnish Operator with a final shipment schedule.  Customer and Operator shall coordinate deliveries and receipts of Crude Oil and each shall provide the other with such notices and information as may be necessary to assure the delivery of Crude Oil to and from the Facility in accordance with each shipment schedule.  Shipment schedules may be modified in writing by mutual agreement of the Parties from time to time, as reasonably requested by either Party.

8.
Insurance.  Operator will not insure the Crude Oil.  If Customer desires to insure the Crude Oil while it is in storage at the Facility, Customer will bear the cost of such insurance.  Each Party will obtain and maintain in full force and effect during the Term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A-, IX by A.M. Best, or otherwise reasonably satisfactory to the other Party: (a) worker’s compensation insurance complying with Applicable Law and employer’s liability insurance with limits of $1,000,000 each accident, $1,000,000 disease each employee, and $1,000,000 disease policy limit; (b) commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $2,000,000, for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and sudden and accidental pollution, and, where applicable, the explosion, collapse, and underground exclusion will be deleted; (c) automobile liability insurance complying with Applicable Law with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles; (d) excess or umbrella liability insurance with a combined single limit of $10,000,000 each occurrence, and annual aggregates of $10,000,000, for bodily injury and property damage covering excess of the required employer’s liability insurance, commercial or comprehensive general liability insurance, and automobile liability insurance; and (e) sudden and accidental pollution legal liability coverage in a minimum amount of $5,000,000 per occurrence, $10,000,000 aggregate, for injury to persons or damage to property resulting from any release, spillage, leak or discharge of Crude Oil from the Facility into the ambient air, surface water, groundwater, land surface or subsurface strata.  Such insurance shall include coverage for clean up and remediation expenses that is not subject to sub-limits.

Each Party will provide the other Party certificates showing evidence of the required insurance coverage as of the Effective Date of this Agreement. The required limits are minimum limits and will not be construed to limit the Parties’ liability.  Each Party will bear the cost of its respective insurance policies required above.  For purposes of this Agreement, “Affiliate” means, with respect to any entity, any other entity controlling, controlled by or under common control with such entity, whether directly or indirectly through one or more intermediaries.  As used in the preceding definition, “control” and its derivatives mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity or management or operational control over such entity.

9.
Indemnification.  Operator will indemnify, defend, and hold harmless Customer, its Affiliates, and its and their respective officers, directors, members, partners, shareholders, employees and agents (“Operator Indemnified Entities”)  from and against any claims, actions, judgments, liabilities, losses, costs, damages, fines, penalties and expenses (“Liabilities”) in connection with this Agreement to the extent arising from: (a) the negligence or willful misconduct of Operator, its Affiliates or their respective employees, agents or contractors; (b) the failure of Operator to comply with the terms and conditions of this Agreement; or (c) any environmental losses such as Crude Oil discharges or violations of environmental laws caused by Operator or its employees, representatives, agents or contractors, in performing its obligations under this Agreement.

Customer will indemnify, defend, and hold harmless Operator, its Affiliates, and its and their respective partners, officers, directors, members, shareholders, employees and agents (“Customer Indemnified Entities”) from and against any Liabilities in connection with this Agreement to the extent arising from: (a) the negligence or willful misconduct of Customer, its Affiliates or their respective employees, agents or contractors; (b) the failure of Customer to comply with the terms and conditions of this Agreement; or (c) any environmental losses such as Crude Oil discharges or violations of environmental laws caused by Customer or its employees, representatives, agents or contractors, in performing its obligations under this Agreement.  The indemnities expressed in this Agreement will survive the expiration or termination of this Agreement.

The Customer Indemnified Entities or Operator Indemnified Entities, as the case may be, agree to notify the indemnifying Party as soon as practicable after receiving notice of the assertion of any claim brought against it within the indemnities of this Agreement, shall furnish the other Party with complete details within its knowledge and each Party shall render all reasonable assistance requested by the other in the defense.  The indemnifying Party shall have the right to conduct the defense of any asserted claims. If the indemnifying Party fails to assume the defense promptly after a claim is brought against the other Party or any other party entitled to indemnification by the indemnifying Party under this Section, such other Party may conduct such defense with all costs, including reasonable attorneys’ fees, at the indemnifying Party’s expense.  The non-indemnifying Party is not authorized to compromise or settle any claim without the indemnifying Party’s approval which shall not be unreasonably withheld.

10.	Default; Remedies:

A.	The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

i.	Any failure by Customer to make any payment required hereunder on or before the specified due date, where such failure continues for five (5) days after receipt of written notice from Operator;

ii.
A failure by either Party to observe and perform any other material provision or covenant of this Agreement to be observed or performed by such Party other than obligations to make any payment, where such failure continues for ten (10) business days after receipt of written notice thereof from the other Party, except that the non-defaulting Party shall agree to extend the cure period for a reasonable period of time (within its discretion) if the alleged default is not reasonably capable of cure within the ten (10) business day period and the defaulting Party proceeds diligently to cure the default; or

iii.
Either Party (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is generally unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained within thirty (30) days; (e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all its assets; (g) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained within thirty days; (h) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) inclusive; or, (i) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

B.	Upon an Event of Default, the non-defaulting Party may terminate this Agreement upon notice to the defaulting Party and/or pursue other rights or remedies available under Applicable Law.

10A.
Warehouseman’s Lien.  Operator will have a warehouseman’s lien upon such amount of Crude Oil in the Facility whose market value equals any amounts owed to Operator hereunder which have not been or are not paid when due under this Agreement (regardless of  whether such amounts are owed for the Crude Oil then in the Facility).  Customer shall provide ten (10) days’ advance written notice to Operator if it intends to transfer title to any  Crude Oil at the Facility to a third party and promptly shall notify Operator in writing upon learning that a third party claims an interest in the Crude Oil in the Facility.  Such notice will set forth the name and business address of the third party and the interest claimed.

11.
Expiration/Termination of Term:  Upon expiration of the Term or termination of this Agreement for any reason, Customer shall remove all its Crude Oil from the Facility not later than the last day of the term or within ten (10) days after any earlier termination of this Agreement pursuant to the terms hereof.

In the event all Crude Oil cannot be delivered to or removed by Customer, Operator shall purchase the remaining Crude Oil from Customer and/or its permitted assignee at a current market price to be mutually agreed between the Parties.  Operator shall be entitled to deduct amounts owed by Customer under this Agreement from the price paid to Customer.  Any remaining Crude Oil shall be independently gauged and measured by an independent inspection company, the cost of which shall be borne by Customer, and the measurements determined by the independent inspection company shall be binding on the Parties.

12.
Force Majeure and Abatement:  In the event either Party hereto is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations hereunder (except for an obligation to pay money), then by such Party giving written notice and full particulars of such Force Majeure to the other Party as soon as reasonably possible after the occurrence thereof, the obligation of the Party giving such notice, so far as it is affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period and in no event beyond the expiration of the Term of this Agreement; and such cause shall, as far as possible, be remedied with all reasonable dispatch.

The term “Force Majeure” as employed herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, terrorism, vandalism, insurrections, riots, lightning, epidemics, earthquakes, fires, floods, storms, washouts, explosions, and any governmental, commission or agency regulation, order, restraint or prohibition having jurisdiction of the Parties hereto, or jurisdiction of parties supplying labor, material, or any item or items necessary or desirable for the performance of this Agreement, and any other causes, not within the control of the Party claiming a suspension which, by the exercise of due diligence, such Party shall not have been able to avoid or overcome.

In the event that all or any substantial part of the Facility is destroyed by fire or other casualty or is rendered partially or wholly unusable by a Force Majeure event, the Monthly Storage Fee hereunder, or a fair and just proportion thereof according to the nature and extent of the damage sustained in loss of use of the Operating Capacity for Storage Services hereunder, shall at the time of such injury abate, without extending the Term of this Agreement, until said Storage, shall have been fully restored.  If such damage to the Facility causes fifty percent (50%) or more of the Operating Capacity for Storage Services to be unusable, then either Party shall have the option to terminate this Agreement exercisable by notice to the other Party within thirty (30) days after the date of the casualty.  If this Agreement is not so terminated within such time period, then Operator shall be deemed to have agreed to repair and restore the Facility and/or provide reasonable replacement Operating Capacity within the Facility.  The length of time that Operator shall have to make such repairs hereunder shall in no event exceed a period of six (6) months from the date of casualty.  If Operator fails to complete such repairs within said six (6) month period, Customer shall have the option (i) to terminate this Agreement as of the date of such casualty by giving written notice to Operator not later than thirty (30) days after said six (6) month period or (ii) to exercise any and all rights necessary to cause Operator to complete such repairs.

13.	Limitation of Liability; Disclaimer of Warranty:

A.
EXCEPT WITH RESPECT TO CLAIMS MADE BY THIRD PARTIES FOR WHICH A PARTY MUST INDEMNIFY THE OTHER PARTY PURSUANT TO SECTION 9 ABOVE, OR UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND NEITHER PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT.

B.
Title to Crude Oil will not pass to Operator, and Operator will not be liable as an insurer of Crude Oil.  Operator will not be liable to Customer for chemical deterioration of Crude Oil caused by stagnant storage or normal evaporation.  except as expressly provided in this Agreement, Operator makes no representations or warranties, express or implied, including any implied warranty of merchantability or fitness for a particular purpose.

14.	Compliance With Laws:

A.	Operator represents, warrants and covenants as of the Effective Date of this Agreement that:

i.
Operator is in material compliance with all laws, regulations, ordinances, orders, judgments and decrees involving all Applicable Laws, including all environmental Applicable Laws, pertaining to operation of the Facility and has not received any notification that it is not presently in such compliance;

ii.
The Facility is structurally sound and safe and Operator does not know of any leaks in the storage tanks, pipelines, injection stations, loading facilities or other equipment or any other situation at the Facility that could cause environmental danger, generate environmental Liabilities or be detrimental to the environment;

iii.
During the Term of this Agreement, Operator shall maintain and operate the Facility in good serviceable condition and in a manner that materially complies with all reasonable and prudent industry standards adopted and used in commercial, high quality crude oil storage facility and with all Applicable Laws, including all environmental Applicable Laws; and

iv.	It is in material compliance with all Applicable Laws regarding worker occupational safety and training.

Without limiting the applicability of Section 10A(ii) of this Agreement to any other representation, warranty or covenant set forth in this Agreement, any breach or alleged breach of the foregoing representations is subject to the notice and cure period provisions set forth in Section 10A(ii).

B.
In the event of any spill or discharge of Crude Oil or other hazardous substance reportable under Applicable Laws occurring at the Facility, Operator shall take all steps (if any) required under Applicable Laws including undertaking measures to prevent or mitigate resulting pollution damage.  Operator shall notify Customer within 24 hours of any such clean-up or remediation operations, and shall perform such operations in accordance with Applicable Laws or as may be directed by any governmental authority.

C.
All reports or documents rendered by Operator to Customer shall, to the best of its knowledge and belief, accurately and completely reflect the facts about the activities and transactions to which they relate.  Operator promptly shall notify Customer if at any time it has reason to believe that the records or documents previously furnished no longer are accurate or complete.

15.
Notices:  All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by facsimile or overnight courier to the respective Party’s address set forth below and to the attention of the person or department indicated.  A notice given by facsimile shall be deemed to have been received when transmitted to the other Party (if confirmed by the notifying Party’s transmission report), or on the following business day if received after 5:00 p.m. local time.  A notice given by overnight courier shall be deemed to have been received when the notice is actually delivered to or refused by the other Party, as reflected in the courier company’s delivery records.  A Party may change its address or facsimile number by giving written notice in accordance with this Section, which is effective upon delivery.

If to Operator to:

SemCrude, L.P.
11501 South I-44 Service Road
Oklahoma City, Oklahoma 73173
Attn:  Jeff Matthews
Facsimile:  (405) 691-5192

With a copy to:

Hall, Estill, Hardwick, Gable, Golden & Nelson
320 South Boston, Suite 400
Tulsa, OK 74103-3708
Attn:  Michael D. Cooke, Esq.
Facsimile:  (918) 594-0505

If to Customer to:

Vitol Inc.
1100 Louisiana
Suite 5500
Houston, Texas 77002
Attn:  Michael McGowan, Mickey Barrett
Facsimile:  (713) 230-1200

16.	Confidentiality:

A.
The specific terms and conditions of this Agreement are confidential and neither Party shall disclose them to any third party except (i) as may be required by court order, Applicable Laws or a governmental authority, or (ii) to such Party’s or its Affiliates’ employees, auditors, consultants, banks, financial advisors and legal advisors.  The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of one (1) years following termination.

B.
In the case of disclosure covered by Section 16A(i) and if the disclosing Party’s counsel advises that it is legally obligated to do so, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure.  The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

C.
Each Party shall obtain the review and approval, which approval shall not be unreasonably withheld or delayed, by the other Party of any press release that refers to such other Party or that describes this Agreement.

17.	Assignment:

A.	This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

B.
Either Party may assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, with the prior written consent of the other Party, which consent shall not be unreasonably withheld.  If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the all obligations under this Agreement unless the Parties otherwise agree in writing.  In the event written consent to a partial assignment by Customer of its right to receive Storage Services under this Agreement is given by Operator, Customer shall (i) be the sole contact for Operator under this Agreement, (ii) continue to pay all sums due under this Agreement on behalf of itself and its partial assignee regardless of whether Customer’s partial assignee pays amounts due to Customer, and (iii) be solely responsible for collecting all sums due to Customer from its partial assignee as a result of such partial assignment.  Notwithstanding the foregoing, Operator shall have the right to assign this Agreement without Customer’s consent to SemGroup Energy Partners, L.P. or a controlled subsidiary thereof at any time.

C.	Any attempted assignment in violation of this Article shall be null and void ab initio.

D.
If requested by Customer, Operator will: (i) disclaim any interest in Customer’s Crude Oil in the Facility except for its right to assert a warehouseman’s lien as described in Section 10B; (ii) grant Customer the right to make a UCC-1 notice filing on the Crude Oil; (iii) make commercially reasonable efforts to obtain lender waivers acknowledging Customer’s priority interest in the Crude Oil from all present or future lenders with a security interest in Operator’s Facility or other oil assets.  If requested by Operator, Customer will disclaim any interest in the Facility other than the rights granted Customer under this Agreement.

18.
Inspection.  Upon reasonable advance notice to Operator, Customer requires ingress/egress to the tanks containing its Crude Oil at all times for the purpose of performing independent inspections, independent measurements, and sealing the inlet and outlet shell valves to the tanks containing Customer’s Crude Oil.  During any such access, Customer’s employees, contractors and agents shall abide by and comply with Operator’s reasonable security and safety policies and procedures for the Facility.

19.
Nature of the Transaction and Relationship of Parties.   This Agreement shall not be construed as creating a partnership, association, joint venture or lease between the Parties.  It is understood that each Party has complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make either Party, or any employee or agent of the either Party, an agent or employee of the other Party.

20.
No Third Party Beneficiary: Nothing contained in this Agreement shall be considered or construed as conferring any right or benefit on a person not a Party to this Agreement and neither this Agreement nor the performance hereunder shall be deemed to have created a joint venture or partnership between the Parties.

21.	No Waiver; Cumulative Remedies.

A.
The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation.  The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement, shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, or Event of Default under, this Agreement, whether of a like kind or different nature.

B.
Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

22.	Governing Law:

A.	This Agreement shall be governed by, construed and enforced under the laws of the State of Oklahoma without giving effect to its conflicts of laws principles.

B.
Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the Northern District of Oklahoma, or, if such federal court declines to exercise or does not have jurisdiction, in any Oklahoma State Court in Tulsa County, Oklahoma (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated above.  Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

C.	Each Party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any proceedings relating to this Agreement.

23.	Miscellaneous:

A.
If any Article, Section or provision of this Agreement shall be determined to be null and void, invalid or unenforceable by a court of competent jurisdiction, then for such period that the same is void, invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and, if appropriate, such void, invalid or unenforceable provision shall be modified or replaced to give effect to the underlying intent of the Parties hereto and to the intended economic benefits of the Parties.

B.
The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties.  This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.

C.
No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

D.	All audit rights, payment, confidentiality and indemnification obligations shall survive the expiration or termination of this Agreement.

E.	Each Party shall exercise reasonable care and diligence to prevent any illegal or unethical actions or conditions that could result in a conflict with the other Party’s best interests.

F.
This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

G.
References in this Agreement to “days,” “months” or “years” will mean to calendar days, months and years unless otherwise indicated.  The word “including” does not limit the preceding words or terms.  The words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any specific Section, paragraph or provision.  All section titles and headings in this Agreement are merely for convenience, and will not limit in any way the interpretation of this Agreement.  No provision of this Agreement will be construed against or interpreted to the disadvantage of any Party by reason of such Party’s having drafted such provision.

H.
Each Party warrants that it has full corporate power to execute, deliver and perform this Agreement, and has all the consents, authorizations and approval to do so.  Each Party warrants that the execution, delivery and performance of this  Agreement does not contravene or constitute a default under any provision of its articles of incorporation  or by-laws or any contractual restriction binding on the Party.  Each Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (or formation) and is duly qualified and in good standing as a foreign entity in the State of Oklahoma.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the Effective Date.

“Operator”:

SEMCRUDE, L.P., a Delaware Limited Partnership

By:	/s/ Peter L. Schwiering
Print Name:	Peter L. Schwiering
Title:	V.P.

“Customer”:

VITOL INC.

By:	/s/ Jeffery Hepper
Print Name:	Jeffery Hepper
Title:	Sr. V.P.